Exhibit 99.1

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	October 31,	July 31,
	2016	2016
ASSETS

Cash and cash equivalents	$262.2	$243.2
Accounts receivable, net	415.0	452.4
Inventories, net	249.2	234.1
Prepaids and other current assets	66.6	80.0
Total current assets	993	1,009.7

Other assets and deferred taxes	335.0	307.5
Property, plant, and equipment, net	466.1	469.8
Total assets	$1,794.1	$1,787.0

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$160.7	$143.3
Employee compensation and other liabilities	157.7	183.8
Short-term borrowings	169.1	165.5
Current maturity of long-term debt	75.9	51.2
Total current liabilities	563.4	543.8

Long-term debt	324.7	350.2
Other long-term liabilities	121.3	121.6
Total liabilities	1,009.4	1,015.6

Equity	784.7	771.4
Total liabilities & equity	$1,794.1	$1,787.0

Donaldson Company, Inc. Fiscal 2017 First Quarter Earnings Press Release Schedules	Page 1 of 1